Ex. 99.1

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release: Immediately
Date: January 4, 2011
Contact: Edward A. Stokx
(818) 244-8080, Ext. 1649

Harvey Lenkin Retires From PS Business Parks Board of Directors

GLENDALE, California–PS Business Parks, Inc. (NYSE:PSB) announced today that Harvey Lenkin has retired from its Board of Directors effective January 3, 2011.  Mr. Lenkin was associated with the Company since its inception in 1990 and served as a founding director since its initial public offering in 1998.

Joseph D. Russell, Jr., President and Chief Executive Officer of PS Business Parks, commented, “Harvey has been a valued board member throughout his tenure, helping guide and strategically set the foundation for PS Business Parks’ success as a public company. Due to Harvey’s outstanding counsel and his deep understanding of the capital markets, PS Business Parks has grown dramatically as a public company which initially had six million square feet and revenues of $90 million.  Today, PS Business Parks owns nearly 22 million square feet of assets in eight states, generates annual revenues in excess of $270 million and has a market capitalization of approximately $2.5 billion.  PS Business Parks is fortunate to have had Harvey Lenkin as a founding director and we wish to thank him for his many years of service and leadership.  He will surely be missed.”

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of December 15, 2010, PSB wholly owned 21.8 million rentable square feet, with approximately 4,100 customers located in eight states, concentrated in California (5.8 million sq. ft.), Virginia (4.0 million sq. ft.), Florida (3.7 million sq. ft.), Texas (3.4 million sq. ft.), Maryland (2.4 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet.  The Company’s website is www.psbusinessparks.com.

# # #